Pricing Supplement
To underlying supplement No. 1 dated October 1, 2012,
product supplement AZ dated September 28, 2012,
prospectus supplement dated September 28, 2012,
prospectus dated September 28, 2012 and
prospectus addendum dated December 24, 2014
Deutsche Bank
Pricing Supplement No. 2324AZ Registration Statement No. 333-184193 Dated January 16, 2015; Rule 424(b)(2)
Structured Investments	Deutsche Bank AG $2,108,000 Capped Knock-Out Notes Linked to the S&P 500® Index due February 3, 2016
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the S&P 500® Index  (the “Underlying”). A Knock-Out Event will occur if the closing level of the Underlying is less than the Knock-Out Level (78.80% of the Initial Level) on any day during the Monitoring Period. If a Knock-Out Event has not occurred and the Final Level is greater than or equal to the Initial Level, investors will receive at maturity a return on the notes equal to the Underlying Return, subject to the Maximum Return of 15.00%. If a Knock-Out Event has not occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of notes, investors will receive at maturity the Face Amount. However, if a Knock-Out Event has occurred, investors will receive at maturity a return on the notes that reflects the Underlying Return, whether positive, zero or negative, subject to the Maximum Return. If a Knock-Out Event occurs and the Underlying Return is negative, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if a Knock-Out Event occurs and the Final Level is less than the Initial Level. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 3, 2016
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes priced on January 16, 2015 (the “Trade Date”) and are expected to settle on January 22, 2015 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	The S&P 500® Index (Ticker: SPX)
Issue Price:	100% of the Face Amount
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Underlying is less than the Knock-Out Level.
Monitoring Period:	The period from but excluding the Trade Date to and including the final Averaging Date
Knock-Out Level:	1,591.30, equal to 78.80% of the Initial Level
Maximum Return:	15.00%
Payment at Maturity:
•      If a Knock-Out Event has not occurred (meaning the closing level of the Underlying is greater than or equal to the Knock-Out Level on all days during the Monitoring Period) and the Final Level is greater than or equal to the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
•      If a Knock-Out Event has not occurred (meaning the closing level of the Underlying is greater than or equal to the Knock-Out Level on all days during the Monitoring Period) and the Final Level is less than the Initial Level, you will receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of notes.

•      If a Knock-Out Event has occurred (meaning the closing level of the Underlying is less than the Knock-Out Level on at least one day during the Monitoring Period), you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)

If a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Underlying Return may be positive, zero or negative.
Initial Level:	2,019.42, equal to the closing level of the Underlying on the Trade Date
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Averaging Dates
Trade Date:	January 16, 2015
Settlement Date:	January 22, 2015
Averaging Dates1:	January 25, 2016, January 26, 2016, January 27, 2016, January 28, 2016 and January 29, 2016
Maturity Date1:	February 3, 2016
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RUE1 / US25152RUE16
1 Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.
The Issuer’s estimated value of the notes on the Trade Date is $983.00 per $1,000 Face Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on the following page of this pricing supplement for additional information.
By acquiring the notes, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” on page 3 of this pricing supplement for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement, prospectus or prospectus addendum.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$2,108,000.00	$21,080.00	$2,086,920.00
(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,108,000.00	$244.95
JPMorgan
Placement Agent
January 16, 2015

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the notes to another entity, the amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the notes, you:

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are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

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waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and

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will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested The Depositary Trust Company (the “Depositary”) and any participant in the Depositary or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005095/crt-dp33019_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•	Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement and prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Underlying?

The following table illustrates a range of hypothetical payments at maturity on the notes. The table and the hypothetical examples below reflect the Maximum Return of 15.00% and the Knock-Out Level of 78.80% of the Initial Level.  The actual Initial Level and Knock-Out Level are set forth on the cover of this pricing supplement.  The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on whether or not a Knock-Out Event occurs, which will depend on whether the closing level of the Underlying is less than the Knock-Out Level on any day during the Monitoring Period, and the Underlying Return, which will be based on the performance of the Underlying as measured on the Averaging Dates.  The numbers appearing in the table and examples below may have been rounded for ease of analysis.

	A Knock-Out Event Has Not Occurred During the Monitoring Period		A Knock-Out Event Has Occurred During the Monitoring Period
Hypothetical Underlying Return (%)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	15.00%	$1,150.00	15.00%	$1,150.00
90.00%	15.00%	$1,150.00	15.00%	$1,150.00
80.00%	15.00%	$1,150.00	15.00%	$1,150.00
70.00%	15.00%	$1,150.00	15.00%	$1,150.00
60.00%	15.00%	$1,150.00	15.00%	$1,150.00
50.00%	15.00%	$1,150.00	15.00%	$1,150.00
40.00%	15.00%	$1,150.00	15.00%	$1,150.00
30.00%	15.00%	$1,150.00	15.00%	$1,150.00
20.00%	15.00%	$1,150.00	15.00%	$1,150.00
15.00%	15.00%	$1,150.00	15.00%	$1,150.00
10.00%	10.00%	$1,100.00	10.00%	$1,100.00
5.00%	5.00%	$1,050.00	5.00%	$1,050.00
2.50%	2.50%	$1,025.00	2.50%	$1,025.00
0.00%	0.00%	$1,000.00	0.00%	$1,000.00
-5.00%	0.00%	$1,000.00	-5.00%	$950.00
-10.00%	0.00%	$1,000.00	-10.00%	$900.00
-20.00%	0.00%	$1,000.00	-20.00%	$800.00
-21.20%	0.00%	$1,000.00	-21.20%	$788.00
-30.00%	N/A	N/A	-30.00%	$700.00
-40.00%	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00

N/A: Not applicable because a Knock-Out Event would have occurred.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 40.00%.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because the Final Level is greater than the Initial Level and the Underlying Return is greater than the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 2: A Knock-Out Event has not occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 5.00%.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because the Final Level is greater than the Initial Level and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 3: A Knock-Out Event has not occurred and the Final Level is less than the Initial Level, resulting in an Underlying Return of -10.00%.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because a Knock-Out Event has not occurred and the Final Level is less than the Initial Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 4: A Knock-Out Event has occurred and the Final Level is less than the Initial Level, resulting in an Underlying Return of -50.00%.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x -50.00%) = $500.00

Example 5: A Knock-Out Event has occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 5.00%.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 6: A Knock-Out Event has occurred and the Final Level is greater than the Initial Level, resulting in an Underlying Return of 40.00%.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is greater than the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
$1,000 + ($1,000 x 15.00%) = $1,150.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The notes are linked to the performance of the Underlying and provide the opportunity to participate in any increase in the level of the Underlying at maturity on an unleveraged basis, subject to the Maximum Return, regardless of whether a Knock-Out Event has or has not occurred. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred and the Final Level is less than the Initial Level, for each $1,000 Face Amount of notes, you will receive at maturity the Face Amount. However, if a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment in the notes.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the notes, which may be positive, zero or negative, is linked to the performance of the S&P 500® Index as described herein. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the stocks composing the Underlying.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement and prospectus addendum.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and the Underlying Return.  If the closing level of the Underlying is less than the Knock-Out Level on any day during the Monitoring Period, a Knock-Out Event occurs and your investment will be fully exposed to any decline in the level of the Underlying during the term of the notes.  If a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN— If a Knock-Out Event does not occur and the Final Level is greater than the Initial Level, you will receive at maturity a return reflecting the Underlying Return, subject to the Maximum Return.  If a Knock-Out Event occurs, you will be fully exposed to the Underlying Return (whether positive or negative), subject to the Maximum Return.  Therefore, regardless of whether a Knock-Out Event occurs, the maximum Payment at Maturity will be $1,150.00 per $1,000 Face Amount of notes, reflecting the Maximum Return, and you will not participate in any positive Underlying Return in excess of the Maximum Return.

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YOU WILL NOT BE ENTITLED TO RECEIVE AT LEAST THE FACE AMOUNT OF NOTES IF A KNOCK-OUT EVENT OCCURS — The notes are subject to daily closing level monitoring. As a result, if the closing level of the Underlying on any day during the Monitoring Period is less than the Knock-Out Level, you will not be entitled to receive at least the Face Amount of notes and your investment will be fully exposed to any decline in the level of the Underlying during the term of the notes. You will be subject to this potential loss of your investment even if the Underlying subsequently increases such that the Final Level is greater than or equal to the Knock-Out Level. Because the closing level of the Underlying needs to decrease to a level less than the Knock-Out Level on at least one day during the Monitoring Period in order for a Knock-Out Event to occur, you will not receive a positive return on the notes unless the closing level of the Underlying increases substantially from a level less than the Knock-Out Level during the Monitoring Period to levels equal to or greater than the Initial Level on the Averaging Dates.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your initial investment at maturity.

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THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG— The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

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THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the notes; converting the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the notes to another entity, amending the terms and conditions of the notes or cancelling of the notes.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYING — The return on your notes may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlying. For instance, your return on the notes is based on whether or not a Knock-Out Event occurs, in addition to the performance of the Underlying.

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IF THE LEVEL OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the level of the Underlying. Changes in the level of the Underlying may not result in comparable changes in the value of your notes.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks composing the Underlying would have.

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THE UNDERLYING REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE UNDERLYING, NOT A TOTAL RETURN — The return on the notes is based on the performance of the Underlying, which reflects the changes in the market prices of the stocks composing the Underlying. It is not, however, linked to a “total return” version of the Underlying, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Underlying. The return on the notes will not include such a total return feature.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes, as well as any amount payable on the notes, may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes.  We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the closing level of the Underlying on any day during the Monitoring Period is less than the Knock-Out Level, thereby causing a Knock-Out Event;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the stocks composing the Underlying and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	the composition of the Underlying;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Underlying and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING OR THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlying.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, determining the prices or levels related to the Underlying that affect whether a Knock-Out Event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or during the Monitoring Period (including the Averaging Dates) could adversely affect the level of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily closing level of the Underlying from January 16, 2010 through January 16, 2015. The closing level of the Underlying on January 16, 2015 was 2,019.42. The graph shows the Knock-Out Level of 1,591.30, equal to 78.80% of 2,019.42, which was the closing level of the Underlying on January 16, 2015. We obtained the historical closing levels of the Underlying below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any day during the Monitoring Period, including on any of the Averaging Dates.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2015, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated as of January 1, 2015, which has been filed by the Issuer on Form 6-K dated as of January 5, 2015.